                                                |------------------------------|
                                                |         OMB APPROVAL         |
                                                |------------------------------|
                                                |OMB Number:          3235-0287|
                                                |Expires:     December 31, 2001|
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
|------------|
|   FORM 4   |   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
|------------|

| | Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b).


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   Ascom USA Inc.
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   (Last)                           (First)                     (Middle)

   9 East Ninth Street,  Apt. 1
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                                    (Street)

   New York,                         NY                            10003
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   (City)                            (State)                       (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Identix Incorporated (IDX)
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

   11/1999
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   | | Director                             |x| 10% Owner
   | | Officer (give title below)           | | Other (specify below)


        ---------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)
   |X| Form filed by One Reporting Person
   | | Form filed by More than One Reporting Person
================================================================================

====================================================================================================================================
                           Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================
                                                                                                              6.
                                                            4.                                 5.             Owner-
                                                            Securities Acquired (A)            Amount of      ship
                                               3.           or Disposed of (D)                 Securities     Form:       7.
                                  2.           Transaction  (Instr. 3, 4, and 5)               Beneficially   Direct      Nature of
                                  Transaction  Code         ---------------------------------  Owned at       (D) or      Indirect
1.                                Date         (Instr. 8)                 (A)                  End of Month   Indirect    Beneficial
Title of Security                 (Month/      -----------    Amount      or     Price         (Instr. 3      (I)         Ownership
(Instr. 3)                        Day/Year)    Code    V                  (D)                  and 4)         (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)       11/05/99      S             9,800        D    8.66326
------------------------------------------------------------------------------------------------------------------------------------
                                  11/08/99      S            22,000        D    9.18465
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                                  11/09/99      S             6,000        D    9.00
------------------------------------------------------------------------------------------------------------------------------------
                                  11/10/99      S             6,800        D    9.01654
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OMB                    (Over)
control number.                                                  SEC 1474 (3-99)

====================================================================================================================================
                           Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================
                                                                                                              6.
                                                            4.                                 5.             Owner-
                                                            Securities Acquired (A)            Amount of      ship
                                               3.           or Disposed of (D)                 Securities     Form:       7.
                                  2.           Transaction  (Instr. 3, 4, and 5)               Beneficially   Direct      Nature of
                                  Transaction  Code         ---------------------------------  Owned at       (D) or      Indirect
1.                                Date         (Instr. 8)                 (A)                  End of Month   Indirect    Beneficial
Title of Security                 (Month/      -----------    Amount       /     Price         (Instr. 3      (I)         Ownership
(Instr. 3)                        Day/Year)    Code    V                  (D)                  and 4)         (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)       11/11/99      S               400        D     8.875
------------------------------------------------------------------------------------------------------------------------------------
                                  11/12/99      S            17,000        D     9.04411
------------------------------------------------------------------------------------------------------------------------------------
                                  11/15/99      S            12,500        D     10.20
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                                  11/16/99      S            15,000        D     10.675
------------------------------------------------------------------------------------------------------------------------------------
                                  11/17/99      S             7,000        D     10.00
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                                  11/18/99      S             5,000        D     10.00
------------------------------------------------------------------------------------------------------------------------------------
                                  11/23/99      S               400        D     9.00
------------------------------------------------------------------------------------------------------------------------------------
                                  11/24/99      S            21,300        D     8.85915
------------------------------------------------------------------------------------------------------------------------------------
                                  11/26/99      S             4,000        D     8.875
------------------------------------------------------------------------------------------------------------------------------------
                                  11/29/99      S             8,600        D     8.82267
------------------------------------------------------------------------------------------------------------------------------------
                                  11/30/99      S            16,400        D     8.87652       4,279,324        I          (1)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of
information contained in this form are not required to
respond unless the form displays a currently valid OMB                    (Over)
control number.                                                  SEC 1474 (3-99)

====================================================================================================================================
                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                   2.                                                                                     Deriv-    of
                   Conver-                     5.                              7.                         ative     Deriv-   11.
                   sion                        Number of                       Title and Amount           Secu-     ative    Nature
                   or                          Derivative    6.                of Underlying     8.       rities    Secu-    of
                   Exer-             4.        Securities    Date              Securities        Price    Bene-     rity:    In-
                   cise     3.       Trans-    Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action    or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code      of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.   (Instr. 3,    ----------------            or      Secu-    of        direct   Owner-
Derivative         ative    (Month/  8)        4, and 5)     Date     Expira-            Number  rity     Month     (I)      ship
Security           Secu-    Day/     --------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         rity     Year)    Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) Shares owned by Ascom USA Inc. are held in a voting trust pursuant to a Voting Trust Agreement dated as of September 2, 1994 among Ascom Holding, Inc., predecessor owner of the shares of Common Stock of Identix now held by Ascom USA Inc., the Voting Trustee and Identix Incorporated.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

 /s/ Norbert Weissberg                                          12/09/99
---------------------------------------------            -----------------------
Name:    Norbert Weissberg                                        Date
Title:   President
                                                                          Page 3
                                                                 SEC 1474 (3-99)